Exhibit 99.1

Bridgeline Adds $690K in New License ARR Including TruPresence Sales and Strong Customer Expansion

WOBURN, Mass., July 05, 2022 (GLOBE NEWSWIRE) -- Bridgeline Digital, Inc. (NASDAQ: BLIN), a leader in cloud-based digital experience software, today provided the following update after the end of its fiscal third quarter, which concluded on June 30, 2022.

Bridgeline reported that it closed 23 license sales totaling over $690K in ARR in the third quarter of the fiscal year 2022. Bridgeline’s cross-selling and upsell strategy remains strong, with 11 license sales to its existing customer base on top of 12 newly won customers.

“Here at Bridgeline we continue to win new customers and expand license revenue within our customer base at the strongest rate in our history,” said Ari Kahn, Bridgeline’s President and Chief Executive Officer. “Bridgeline’s eCommerce360 strategy is helping us grow not only with new customers through multiple entry points in our product suite, but also through customer expansion with new capabilities that help our customers grow their online revenue.”

Bridgeline saw significant growth within the hardware, automotive, and finance industries adding notable companies such as Federal Credit Union, Belmetrics, and Michael Murphy Sports and Leisure.

TruPresence, Bridgeline’s franchise product suite, continues to bring in new opportunities including a recent win with a unique SEO reporting solution that offers individual location analytics and personalized SEO recommendations. Bridgeline has added over $100K in ARR this fiscal year to date for the TruPresence product suite alone.

“Our recently launched TruPresence brand for franchises is winning customers ahead of schedule. TruPresence’s location analytics solution is already receiving outstanding feedback,” said Jeremy LaDuque, Bridgeline’s EVP Franchise. “I look forward to seeing the impact TruPresence has within the franchise SEO space.”

Existing customer renewals with Bridgeline represented $1.7 million in Total Contract Value (TCV) this quarter. These 118 renewing customers include Bristol Meyers Squibb, 7-Eleven, Shell, and Triumph.

Bridgeline continues to provide services including site launches and SEO consultancy for more than a dozen customers. This quarter, Bridgeline launched over 20 projects in services for customers such as AARP International and Crescent Electric.

Partner relationships continue to succeed with the release of new connectors. This quarter a new Magento connector was released for Bridgeline’s Hawksearch product. Bridgeline now has multiple active customers using the new connector.

A recent example of the success of Bridgeline’s partner strategy includes the win of the global, multi-site publisher SAGE Publishing, providing effective site-search solutions for multiple content sites. For this new customer, Bridgeline partnered with Sitefinity, BigCommerce, and Visus LLC.

The Kentico partnership also resulted in the win of a large financial institution choosing Bridgeline’s Hawksearch to enrich the customer experience for their estimated 1 million customers. Hawksearch will be implemented using the new Hawksearch Kentico connector as the bank redesigns its website on the Kentico Xperience platform.

In addition, Bridgeline showcased their latest Salesforce Lightning Connector at the Salesforce World Tour NYC this quarter and participated in the platform’s Partnership Summit, strengthening their partnership with several agencies and solution implementors within the platform ecosystem.

Bridgeline also successfully negotiated a discount to its final earnout payment for the Hawksearch acquisition, which along with a working capital adjustment will save $600K in payments that would have been due in January 2023 in exchange for a 6-month early payment.

About Bridgeline Digital

Bridgeline helps companies grow online revenue by increasing traffic, conversion rates, and average order value. To learn more, please visit www.Bridgeline.com

Contact:
Danielle Erwin
VP of Marketing
Bridgeline Digital

press@bridgeline.com